Exhibit 10.25

TRADEMARK SECURITY AGREEMENT

(Trademarks, Trademark Registrations, Trademark

Applications and Trademark Licenses)

December 13, 2010

WHEREAS, Seed Resources, L.L.C., a Michigan limited liability company (the “Grantor”), owns, or in the case of licenses is a party to, the Trademark Collateral (as defined below);

WHEREAS, SPECTRUM BRANDS, INC., a Delaware corporation (the “Company”), SB/RH HOLDINGS, LLC, a Delaware limited liability company (“Holdings”) , the Term Lenders party thereto, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (the “Term Loan Agent”) are parties to a Credit Agreement dated as of June 16, 2010 (as amended, supplemented, modified or Refinanced from time to time in accordance with the terms of the ABL Intercreditor Agreement, the “Term Loan Credit Agreement”);

WHEREAS, the Company, the Guarantors party thereto and US Bank, National Association, as indenture trustee (the “Senior Indenture Trustee”) are parties to the Senior Secured Note Indenture dated as of June 16, 2010, pursuant to which the Company will issue its 9.50% Senior Secured Notes due 2018;

WHEREAS, the Company, Holdings, the other Grantors party thereto, the Term Loan Agent, the Senior Indenture Trustee and Wells Fargo Bank, National Association, as collateral trustee (the “Collateral Trustee”) are parties to a Collateral Trust Agreement dated as of June 16, 2010, pursuant to which the Collateral Trustee has been appointed by the Term Loan Agent on behalf of the Term Lenders and the Senior Indenture Trustee on behalf of the Senior Noteholders, and the Collateral Trustee has agreed, to hold and administer the Liens granted pursuant to the Security Documents for the ratable benefit of all of the Secured Parties on a pari passu basis; and

WHEREAS, pursuant to a Security Agreement dated as of June 16, 2010 (as amended and/or supplemented from time to time, the “Security Agreement”) among the Company, Holdings, the other Grantors party thereto and the Collateral Trustee, the Grantor has secured the Secured Obligations by granting to the Collateral Trustee for the benefit of the Secured Parties a continuing security interest in personal property of the Grantor, including all right, title and interest of the Grantor in, to and under the Trademark Collateral (as defined below);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor grants to the Collateral Trustee, to secure the Secured Obligations, a continuing security interest in all of the Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Trademark Collateral”), whether now owned or existing or hereafter acquired or arising:

(i) each Trademark (as defined in the Security Agreement) owned by the Grantor, including, without limitation, each Trademark registration and application referred to in Schedule 1 hereto, and all of the goodwill of the business connected with the use of, or symbolized by, each Trademark, provided that no security interest shall be granted in any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law;

(ii) each Trademark License (as defined in the Security Agreement) to which the Grantor is a party, including, without limitation, each Trademark License recorded with the U.S. Patent and Trademark Office identified in Schedule 1 hereto, and all of the goodwill of the business connected with the use of, or symbolized by, each Trademark licensed pursuant thereto; and

(iii) all proceeds of and revenues from the foregoing, including, without limitation, all proceeds of and revenues from any claim by the Grantor against third parties for past, present or future unfair competition with, or violation of intellectual property rights in connection with or injury to, or infringement or dilution of, any Trademark owned by the Grantor (including, without limitation, any Trademark identified in Schedule 1 hereto), and all rights and benefits of the Grantor under any Trademark License (including, without limitation, any Trademark License recorded with the U.S. Patent and Trademark Office identified in Schedule 1 hereto), or for injury to the goodwill associated with any of the foregoing.

The Grantor irrevocably constitutes and appoints the Collateral Trustee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of the Grantor or in the Collateral Trustee’s name, from time to time, in the Collateral Trustee’s discretion, so long as any Event of Default shall have occurred and be continuing, to take with respect to the Trademark Collateral any and all appropriate action which the Grantor might take with respect to the Trademark Collateral and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Trademark Security Agreement and to accomplish the purposes hereof.

Except to the extent expressly permitted in the Security Agreement or the Term Loan Credit Agreement, the Grantor agrees not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Trademark Collateral.

The foregoing security interest is granted in conjunction with the security interests granted by the Grantor to the Collateral Trustee pursuant to the Security Agreement. The Grantor acknowledges and affirms that the rights and remedies of the Collateral Trustee with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

IN WITNESS WHEREOF, the Grantor has caused this Trademark Security Agreement to be duly executed by its officer thereunto duly authorized as of the date first above written.

SEED RESOURCES, L.L.C.

By:	/s/ John T. Wilson
	Name:	John T. Wilson
	Title:	Vice President + Secretary

Acknowledged:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Trustee

By:	/s/ Stefan Victory
	Name:	Stefan Victory
	Title:	Vice President

Schedule 1 to Trademark Security Agreement

SEED RESOURCES, L.L.C.

U.S. TRADEMARK REGISTRATIONS

Trademark	Registration No.	Reg. Date
Beetle Mania	3107927	06/20/2006
California Dreamin’	3017897	11/22/2005
Birdola	1701830	07/21/1992
Squirola Kob & Design	1858770	10/18/1994
Squirola & Design	1845816	07/19/1994
Big Ol’ Kob	2387428	09/19/2000

U.S. TRADEMARK APPLICATIONS

Trademark	Application No.	Application Date
Stacker (Stylized)	77890433	12/10/2009
Birdola	85167056	11/02/2010
Squirola	85165941	11/01/2010
KOB BAR	85168332	11/03/2010

UNREGISTERED TRADEMARKS

Mark
Black Gold
Hook-Up
Naturalized
Ridola
Wire Mesh Bird Feeder Design (Trade Dress)

TRADEMARK LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

None.